                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                           ESCO CHANGES CORPORATE NAME
                       TO UNDERSCORE TECHNOLOGY STRENGTHS


     ST. LOUIS, MISSOURI, JULY 10, 2000 - ESCO Electronics Corporation (NYSE:ESE) today announced it has changed its corporate name to ESCO Technologies Inc., reflecting the strong technology foundation that supports the Company's engineered products. ESCO's trading symbol (ESE) will not change.

     The name change effectively characterizes the evolution of ESCO from a defense contractor to a major supplier of engineered products to growing industrial and commercial markets. Today, the Company is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, with the acquisition of Lindgren, ESCO has become the undisputed market leader in RF shielding and EMC test products, a significant market driven by the rapid growth of electronics equipment. The Company is also a well-established supplier of proprietary special purpose communications systems.

     An increasing number of the Company's products are based on patented technology that sets them apart from competition. ESCO's proprietary products are protected by 150 issued patents, with over 100 additional patents pending. Sales of proprietary products are growing at a substantially faster rate than overall sales, and that trend is expected to continue.

     Dennis J. Moore, Chairman and Chief Executive Officer, commented, "A steady stream of innovative new products based on technologies that provide a clear competitive advantage is a key element of our growth strategy. We are counting on new products, together with selective acquisitions, to achieve strong, sustained earnings growth, leading to increasing shareholder value."

     Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K for fiscal year 1999 and on page 41 of the 1999 Annual Report to Shareholders.